EXHIBIT 3.13

ARTICLES OF AMENDMENT

OF

FNB CORP.

Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is FNB Corp.

2. The following amendment to the Articles of Incorporation of the corporation was adopted by the holders of its Common Stock on the 23th day of May, 2003, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

Article IX of the Articles of Incorporation was amended to read in its entirety as follows:

IX.

The vote of shareholders of the corporation required to approve any Business Combination (as defined in paragraph (c)(2) of this Article) shall be as set forth in this Article IX.

(a) Vote Required for Certain Business Combinations. In addition to any vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article IX:

(A) Any merger or consolidation of the corporation with, or any share exchange providing for the acquisition of any class of capital stock of the corporation entitled to vote generally in the election of directors by, any person; or

(B) Any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) to or with any person, whether as part of a dissolution or otherwise, of substantially all of the assets of the corporation or any subsidiary of the corporation; or

(C) The adoption of any plan or proposal for the dissolution of the corporation proposed by or on behalf of any person;

shall require the affirmative vote of the holders of at least three-fourths (75%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for this purpose as one class or voting group (“Voting Stock”). Such affirmative vote shall be required notwithstanding that no vote may be required, or that some lesser percentage may be permitted, by law or the Articles of Incorporation or Bylaws of the corporation, or permitted in any agreement with any national securities exchange or otherwise.

(b) When Higher Vote Is Not Required. The provisions of paragraph (a) of this Article IX shall not be applicable to any Business Combination that shall have been approved by three-fourths (75%) of the Disinterested Directors of the corporation.

(c) Definitions. For the purposes of this Article IX:

(1) A “person” shall mean any individual, firm, corporation or other entity.

(2) “Business Combination” shall mean any transaction that is referred to in one or more of the clauses (A) through (C) of paragraph (a) of this Article.

(3) “Related Party” shall mean any person (other than the corporation or any subsidiary of the corporation) who or which:

(A) is the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the then outstanding shares of Voting Stock; or

(B) is an Affiliate or Associate of the corporation and at any time within the three-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the then outstanding shares of Voting Stock; or

(C) is an assignee or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the three-year period immediately prior to the date in question beneficially owned by any Related Party, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

(4) A person shall be a “beneficial owner” of any Voting Stock:

(A) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(B) that such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise, or (ii) the right to vote, or to direct the vote of any other person, pursuant to any agreement, arrangement or understanding; or

(C) that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(5) For the purpose of determining whether a person is a Related Party pursuant to paragraph (c)(3) of this Article IX, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c)(4) of this Article, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants, options or otherwise.

(6) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(7) A “subsidiary of the corporation” means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) is owned, directly or indirectly, by the corporation or by a subsidiary of the corporation or by the corporation and one or more subsidiaries of the corporation; provided, however, that for the purposes of the definition of Related Party set forth in paragraph (c)(3) of this Article IX, the term “subsidiary of the corporation” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(8) “Disinterested Director” with respect to any Business Combination involving a Related Party means (i) any member of the Board of Directors of the corporation who is unaffiliated with, and not a nominee of, any Related Party and who was a member of the Board prior to the time that the Related Party became a Related Party, and (ii) any successor of a Disinterested Director (or any other member of the Board who became a director after the time any Related Party became a Related Party) who is unaffiliated with, and not a nominee of, any Related Party and who was recommended by a majority of Disinterested Directors then on the Board of Directors. With respect to any Business Combination not involving a Related Party, “Disinterested Director” means any member of the Board of Directors of the corporation.

(d) Powers of the Disinterested Directors. Three-fourths (75%) of the Disinterested Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (i) whether a person is a Related Party, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another person, and (iv) whether the requirement of paragraph (b) of this Article IX has been met with respect to any Business Combination. The good faith determination of three-fourths (75%) of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article IX.

(e) No Effect on Fiduciary Obligations of Related Party. Nothing contained in this Article IX is to be construed to relieve any Related Party from any fiduciary obligation imposed by law.

3. These Articles will become effective upon filing.

This the 23th day of May, 2003.

FNB CORP.

By	/s/ Michael C. Miller
Michael C. Miller

3